Exhibit 99.1

Media Contact:    Bob Klein (414) 343-8664
Financial Contact:    Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REVENUE, EARNINGS POST STRONG SECOND-QUARTER 2014 GAINS
Net Income Rises 30.3 Percent for the Quarter on Consolidated Revenue of $2 Billion
Diluted EPS of $1.62 Grows 33.9 Percent Year-Over-Year
MILWAUKEE, July 22, 2014 - Harley-Davidson, Inc. (NYSE: HOG) second-quarter 2014 diluted earnings per share of $1.62 grew 33.9 percent on higher motorcycle shipments and continued improvement in operating efficiencies, compared to the year-ago period. Second-quarter net income was $354.2 million on consolidated revenue of $2.00 billion, compared to net income of $271.7 million in the year-ago period on consolidated revenue of $1.79 billion.
Through six months, Harley-Davidson 2014 net income was $620.1 million on consolidated revenue of $3.73 billion, compared to six-month 2013 net income of $495.9 million on consolidated revenue of $3.37 billion. Six-month 2014 diluted earnings per share were $2.82, up 28.2 percent from EPS of $2.20 in the year-ago period.
“Harley-Davidson’s second-quarter results reflect the financial strength of the Company and brand, including the benefits of continuous improvement throughout our operation,” said Harley-Davidson, Inc. Chairman, President and Chief Executive Officer Keith Wandell. “As a customer-led organization, our employees, dealers in 90 countries and suppliers are focused every day on providing outstanding products and experiences for customers around the world.”
Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 90,218 new Harley-Davidson® motorcycles in the second quarter of 2014 compared to 90,193 motorcycles in the year-ago quarter. In the U.S., dealers sold 58,225 new Harley-Davidson motorcycles in the quarter, compared to sales of 58,241 motorcycles in the year-ago period. The Company believes second-quarter U.S. retail sales were adversely affected by prolonged poor weather across parts of the U.S. and soft Sportster® motorcycle sales ahead of the highly anticipated arrival of Street motorcycles in dealer showrooms.
In international markets, dealers sold 31,993 new Harley-Davidson motorcycles during the second quarter, compared to 31,952 motorcycles in the year-ago period, with sales up 7.0 percent in the EMEA Region and 1.5 percent in the Asia Pacific Region, and down 10.4 percent in the Latin America Region and 18.0 percent in Canada.
“U.S. retail Harley-Davidson sales fell short of our expectations in the second quarter,” said Wandell. “Because we are committed to managing supply in line with demand, we are reducing our full-year shipment plan and now expect shipment growth of approximately 3-1/2 to 5-1/2 percent over last year.” The Company previously had forecast full-year shipment growth of approximately 7 to 9 percent.
“We believe the underlying demand fundamentals of the business remain intact,” said Wandell. “We continue to see a strong response to the new Rushmore models as well as great interest in the Harley-Davidson StreetTM 750 and 500, which began to hit dealer showrooms in late June.”

Through the first six months of 2014, dealers sold 147,633 new Harley-Davidson motorcycles worldwide, compared to 144,447 motorcycles in the year-ago period, with retail unit sales up 1.1 percent in the U.S., 10.1 percent in the Asia Pacific Region and 7.5 percent in the EMEA Region, and down 2.1 percent in the Latin America Region and 13.5 percent in Canada, compared to the year-ago period.
Harley-Davidson Motorcycles and Related Products Segment Results
Second-Quarter Results: Operating income from motorcycles and related products grew 32.3 percent to $473.3 million, compared to operating income of $357.7 million in the year-ago period. Operating income in the quarter benefited from higher motorcycle shipments and higher gross margin compared to the prior-year period.
Revenue from motorcycles grew 16.2 percent to $1.48 billion, compared to revenue of $1.27 billion in the year-ago period. The Company shipped 92,217 motorcycles to dealers and distributors worldwide during the quarter, in line with guidance and a 9.0 percent increase compared to shipments of 84,606 motorcycles in the year-ago period.
Revenue from motorcycle parts and accessories was $271.6 million during the quarter, up 0.7 percent, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $76.4 million, down 6.5 percent, compared to the year-ago period.
Gross margin was 39.5 percent in the second quarter of 2014, compared to 36.9 percent in the second quarter of 2013. Second-quarter operating margin from motorcycles and related products was 25.8 percent, compared to operating margin of 21.9 percent in last year’s second quarter.
Six-Month Results: Through six months the Company shipped 172,899 motorcycles to dealers and distributors worldwide, an 8.2 percent increase compared to the year-ago period. Six-month revenue from motorcycles grew 14.7 percent to $2.79 billion, revenue from parts and accessories increased 3.5 percent to $469.7 million and revenue from general merchandise decreased 8.7 percent to $140.5 million, compared to the first six months of 2013. Gross margin through six months was 38.6 percent and operating margin was 24.1 percent, compared to 36.8 percent and 20.8 percent respectively in the year-ago period.
Financial Services Segment Results
Operating income from financial services was $74.4 million in the second quarter of 2014, a 0.4 percent increase compared to operating income of $74.2 million in last year’s second quarter. Second-quarter financial services results reflect improved net interest income, partially offset by a higher provision for credit losses. Through six months, operating income from financial services was $137.6 million, compared to operating income of $145.7 million through six months of 2013.
Guidance
Harley-Davidson is revising its full-year guidance for new motorcycle shipments, reflecting its commitment to manage supply in line with demand, and now expects to ship 270,000 to 275,000 motorcycles to dealers and distributors worldwide in 2014, an approximate 3-1/2 percent to 5-1/2 percent increase from 2013. The Company previously had provided full-year shipment guidance of 279,000 to 284,000 motorcycles. In the third quarter of 2014, the Company expects to ship 49,000 to 54,000 motorcycles, compared to shipments of 54,025 motorcycles in the year-ago period. The Company continues to expect full-year 2014 operating margin of 17.5 percent to 18.5 percent in the Motorcycles segment. The Company also continues to expect capital expenditures of $215 million to $235 million in 2014.

Income Tax Rate
Through six months, the Company’s effective income tax rate was 35.3 percent compared to 34.8 percent in the year-ago period.  The higher 2014 rate primarily reflects the absence of the Research and Development Tax Credit, which expired at the end of 2013. The Company continues to expect its full-year 2014 effective tax rate to be approximately 35.5 percent.
Cash Flow
Cash and marketable securities totaled $1.06 billion at the end of the second quarter, compared to $1.43 billion at the end of last year’s second quarter. During the first six months of 2014, Harley-Davidson generated cash from operating activities of $570.6 million, compared to $389.7 million in the year-ago period. On a discretionary basis, the Company repurchased 1.9 million shares of Harley-Davidson, Inc. common stock during the second quarter of 2014 at a cost of $135.7 million. In the second quarter of 2014, there were approximately 219.2 million weighted-average diluted common shares outstanding. At the end of the second quarter of 2014, 26.6 million shares remained on board-approved share-repurchase authorizations.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.
Conference Call and Webcast Presentation

Harley-Davidson will discuss second-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed through Aug. 5, 2014 by calling 404-537-3406 or toll-free in the U.S. at 855-859-2056, pin number 64897481 #.

Forward-Looking Statements
The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the

Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iii) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (iv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (v) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (vi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (vii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (viii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (ix) anticipate the level of consumer confidence in the economy, (x) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (xi) manage production capacity and production changes, (xii) provide products, services and experiences that are successful in the marketplace, (xiii) manage risks that arise through expanding international manufacturing, operations and sales, (xiv) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xv) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xvi) adjust to healthcare inflation and reform, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xx) continue to develop the capabilities of its distributor and dealer network, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.
In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.
The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.
# # #

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Motorcycles & Related Products revenue	$1,834,285	$1,631,466	$3,405,973	$3,045,714
Gross profit	724,139	601,870	1,316,270	1,121,312
Selling, administrative and engineering expense	250,883	249,502	495,322	489,245
Restructuring benefit	—	(5,297)	—	(2,359)
Operating income from Motorcycles & Related Products	473,256	357,665	820,948	634,426

Financial Services revenue	166,414	162,841	320,774	319,806
Financial Services expense	91,975	88,685	183,145	174,105
Operating income from Financial Services	74,439	74,156	137,629	145,701

Operating income	547,695	431,821	958,577	780,127
Investment income	1,772	1,770	3,431	3,385
Interest expense	393	11,238	4,070	22,629
Income before income taxes	549,074	422,353	957,938	760,883
Provision for income taxes	194,921	150,614	337,868	265,015
Net income	$354,153	$271,739	$620,070	$495,868

Earnings per common share:
Basic	$1.63	$1.22	$2.84	$2.22
Diluted	$1.62	$1.21	$2.82	$2.20

Weighted-average common shares:
Basic	217,762	223,052	218,367	223,737
Diluted	219,161	224,470	219,820	225,306

Cash dividends per common share	$0.275	$0.210	$0.550	$0.420

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 29, 2014	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$999,346	$1,066,612	$1,300,690
Marketable securities	57,814	99,009	133,631
Accounts receivable, net	289,940	261,065	253,819
Finance receivable, net	2,281,512	1,773,686	2,010,974
Inventories	371,597	424,507	307,717
Restricted cash	154,681	144,807	212,004
Other current assets	218,808	219,117	235,636
Total current assets	4,373,698	3,988,803	4,454,471
Finance receivables, net	4,537,405	4,225,877	4,214,612
Prepaid pension costs	256,279	244,871	—
Other long-term assets	908,914	945,489	1,038,115
	$10,076,296	$9,405,040	$9,707,198
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$889,111	$667,129	$794,670
Short-term debt	619,622	666,317	525,745
Current portion of long-term debt	944,915	1,176,140	776,274
Total current liabilities	2,453,648	2,509,586	2,096,689
Long-term debt	3,794,396	3,416,713	4,234,352
Pension and postretirement healthcare liabilities	247,486	252,536	420,096
Other long-term liabilities	214,506	216,719	134,822

Total shareholders’ equity	3,366,260	3,009,486	2,821,239
	$10,076,296	$9,405,040	$9,707,198

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 29, 2014	June 30, 2013
Net cash (used by) provided by operating activities	$570,592	$389,677

Cash flows from investing activities:
Capital expenditures	(74,523)	(66,589)
Finance receivables, net	(386,391)	(230,544)
Net change in marketable securities	41,010	1,005
Other	145	6,667
Net cash provided by (used by) investing activities	(419,759)	(289,461)

Cash flows from financing activities:
Repayments of senior unsecured notes	(303,000)	—
Repayments of medium-term notes securitization debt	(7,220)	(27,858)
Proceeds from securitization debt	847,126	647,516
Repayments of securitization debt	(393,655)	(423,455)
Net increase in credit facilities and unsecured commercial paper	(48,134)	230,761
Borrowings of asset-backed commercial paper	36,800	47,061
Repayments of asset-backed commercial paper	(37,317)	(37,642)
Net change in restricted cash	(9,874)	(23,996)
Dividends paid	(120,631)	(94,213)
Purchase of common stock for treasury	(223,736)	(208,699)
Excess tax benefits from share-based payments	8,652	16,338
Issuance of common stock under employee stock option plans	27,907	24,677
Net cash (used by) provided by financing activities	(223,082)	150,490

Effect of exchange rate changes on cash and cash equivalents	4,983	(18,154)

Net (decrease) increase in cash and cash equivalents	$(67,266)	$232,552

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,066,612	1,068,138
Net (decrease) increase in cash and cash equivalents	(67,266)	232,552
Cash and cash equivalents - end of period	$999,346	$1,300,690

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,480,914	$1,274,882	$2,785,953	$2,428,709
Parts & Accessories	271,572	269,588	469,707	453,626
General Merchandise	76,386	81,700	140,500	153,844
Other	5,413	5,296	9,813	9,535
	$1,834,285	$1,631,466	$3,405,973	$3,045,714
MOTORCYCLE SHIPMENTS:
United States	63,043	57,070	117,334	107,753
International	29,174	27,536	55,565	52,075
Total	92,217	84,606	172,899	159,828
MOTORCYCLE PRODUCT MIX:
Touring	41,095	32,384	77,273	63,716
Custom	32,231	35,315	61,380	65,617
Sportster® / Street	18,891	16,907	34,246	30,495
Total	92,217	84,606	172,899	159,828

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
North America Region
United States	58,225	58,241	93,955	92,947
Canada	4,146	5,058	6,155	7,117
Total North America Region	62,371	63,299	100,110	100,064
Europe, Middle East and Africa Region (EMEA)
Europe(2)	15,542	14,669	23,916	22,369
Other	2,222	1,929	3,788	3,412
Total EMEA Region	17,764	16,598	27,704	25,781
Asia Pacific Region
Japan	2,510	3,174	5,403	5,347
Other	4,792	4,019	9,077	7,804
Total Asia Pacific Region	7,302	7,193	14,480	13,151
Latin America Region	2,781	3,103	5,339	5,451
Total Worldwide Retail Sales	90,218	90,193	147,633	144,447
Total International Retail Sales	31,993	31,952	53,678	51,500
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Motorcycle Registration Data(1)

	Six months ended
	June 30, 2014	June 30, 2013
United States(2)	173,960	170,733
	Six months ended
	June 30, 2014	June 30, 2013
Europe(3)	209,218	182,965

(1) Data includes on-road 601+cc models. On-road 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.